--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           SCHEDULE 14A (Rule 14a-101)

                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 4(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the Appropriate Box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


--------------------------------------------------------------------------------

                             BASE TEN SYSTEMS, INC.

                (Name of Registrant as Specified in its Charter)

                                       and

                     (Name of Person Filing Proxy Statement)

--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
[ ]  Fee computed on table below  per Exchange Act Rules 14a-6(i)(4) and 0-11
[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:  N/A
     (2) Form or Registration No.:
     (3) Filing Party:
     (4) Date Filed:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

BASE TEN SYSTEMS, INC.
One Electronics Drive
P.O. Box 3151
Trenton, New Jersey 08619



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To The Shareholders:

The Annual Meeting of Shareholders of Base Ten Systems, Inc. will be held at the Four Seasons Hotel, 57 East 57th Street, New York City, New York 10022 on March 26, 1996 at 4:00 p.m. for the following purposes:

(1) To elect one director to the Board for a term of three years by the holders of Class A Common Stock;

(2) To consider and act upon a new Incentive Stock Option Plan for 750,000 shares of the Company's Class A Common Stock, 420,050 of which have been granted, subject to shareholder approval of the plan, to employees of the Company, including members of management who are also directors.

(3)  To act upon any other business as may properly come before the meeting.

Shareholders at the close of business on February 9, 1996 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.


By Order of the Board of Directors,



EDWARD J. KLINSPORT
Executive Vice President and
Secretary
February 16, 1996



                             YOUR VOTE IS IMPORTANT,
                     REGARDLESS OF HOW MANY SHARES YOU OWN.

                 TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE
                THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY
                        IN THE ENCLOSED RETURN ENVELOPE.

                             BASE TEN SYSTEMS, INC.
                                 PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Base Ten Systems, Inc. ("Base Ten" or the "Company"), to be voted at the Company's Annual Meeting of Shareholders on March 26, 1996. This Proxy Statement and the enclosed form of proxy are first being mailed to shareholders on or about February 16, 1996.
Upon request, additional copies of the proxy materials will be furnished without cost to brokers and other nominees for forwarding to beneficial owners of shares held in their names.

There are two matters to be considered at the meeting. Proposal 1 is the election of one director of the Company, and Proposal 2 is the approval of the 1995 Incentive Stock Option Plan.

Shareholders of record as of the close of business on February 9, 1996 are entitled to notice of and to vote at the meeting. As of that date, 7,247,315 shares of the Company's Class A Common Stock and 458,254 shares of its Class B Common Stock were issued and outstanding. The holders of Class A Common Stock are entitled to elect 25% of Base Ten's directors (rounded to the next highest whole number), and the holders of Class B Common Stock are entitled to elect the remaining directors. The holders of Class B Common Stock elected two directors for terms expiring in 1998 and three directors for terms expiring in 1997. Each share of Class A Common Stock is entitled to one vote in the election of one director in 1996 and one-tenth of a vote on any other matter properly presented at the meeting. Each share of Class B Common Stock is entitled to one vote on any matter, other than the 1996 election of a director, properly presented at the meeting. Cumulative voting is not allowed in the election of directors or for any o6ther purpose. A majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, will constitute a quorum at the meeting, and a majority of the outstanding shares of Class A Common Stock, represented in person or by proxy, will constitute a quorum for the election of the director.

Holders of record of Class A Common Stock on the Record Date are entitled to vote on both Proposal 1 and Proposal 2. Holders of record of Class B Common Stock on the Record Date are entitled to vote on Proposal 2. When voting on Proposal 1, each share of Class A Common Stock will be entitled to one vote. When voting on Proposal 2, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class, with holders of Class A Common Stock entitled to one-tenth (1/10) of one vote per share and holders of Class B Common Stock entitled to one vote per share. The holders of Class A Common Stock will be entitled to an aggregate of 7,247,315 votes on Proposal 1 and 724,731 votes on Proposal 2, and the holders of Class B Common Stock will be entitled to 458,254 votes on Proposal 2. Thus, the total number of votes that may be cast on Proposal 1 will be 7,247,315, and the total number of votes that may be cast on Proposal 2 will be 1,182,985.

All properly executed proxies received prior to the meeting will be voted in accordance with the instructions marked on the proxy cards. If no instructions are made, proxies will be voted for approval of the 1995 Incentive Stock Option Plan, and if the proxy is for Class A Common Stock, also for the election of the one nominee for director. If any other matter is properly presented at the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment. A shareholder giving a proxy may revoke it at any time by giving written notice to the Secretary of the Company before it is voted, or by executing and delivering to the Company prior to the meeting a proxy bearing a later date, or by attending the meeting and voting in person. Shares that abstain from voting on a matter and shares for which votes are withheld on a matter are considered shares entitled to vote on those matters and are included for purposes of determining whether a quorum is present at the meeting, but abstentions and withheld votes are not counted as votes cast "for" or "against" a matter.

The cost of soliciting of proxies will be borne by the Company.   Base Ten
expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to beneficial owners. Proxies may be solicited by the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or telecopier.

PROPOSAL 1:   ELECTION OF DIRECTORS

GENERAL.    The Board is divided into three classes, each with a three-year term of office. The term of two directors elected in 1993 by the holders of Class A Common Stock will expire in 1996. Only one of those directors will be available for reelection, and the number of directors in the class to be elected has been reduced to one. Under the Company's Restated Certificate of Incorporation, the holders of Class A Common Stock are entitled, as a class, to vote on the election of the one director at the 1996 Annual Meeting of Shareholders.

VOTE REQUIRED.   Each share of Class A Common Stock will be entitled to one vote per share in the election of the director at the 1996 Annual Meeting of Shareholders. To be elected the nominee must receive a plurality of the votes cast by the holders of the Class A Common Stock present in person or by proxy at the meeting.

NOMINEE FOR DIRECTOR. Myles M. Kranzler has been nominated to serve as a director for a three-year term expiring at the 1999 Annual Meeting of Shareholders and until his successor shall be elected and qualified.

Mr. Kranzler has been Chairman of the Board, President and Chief Executive Officer of Base Ten since the Company's inception in 1966.

If the nominee becomes unavailable for election, proxies will be voted for a substitute nominated by the Board. The Company has no reason to believe that the nominee will be unavailable for election.

THE BOARD RECOMMENDS THAT THE HOLDERS OF CLASS A COMMON STOCK VOTE FOR THE REELECTION OF MR. KRANZLER TO THE BOARD.

PROPOSAL 2:  ADOPTION OF 1995 INCENTIVE STOCK OPTION PLAN

GENERAL. The Board has proposed that the shareholders of the Company approve the 1995 Incentive Stock Option Plan (the "Plan"), which has been adopted by the Board, subject to shareholder approval. The Board has recommended the Plan in order to provide supplemental and flexible noncash incentive compensation to the Company's employees, including officers and directors who are employees. A copy of the Plan is attached as Appendix A and the summary of the Plan set forth below is subject to the terms of the Plan.

EXISTING STOCK OPTION PLANS. The Company's 1981 Incentive Stock Option Plan, as amended in 1990, continues to cover outstanding options granted thereunder, although no additional options may be granted. Under the Company's 1992 Stock Option Plan, only incentive stock options ("ISO"), as defined in Section 422 of the Internal Revenue Code (the "Code"), are available for grant. All of the Company's employees, including officers and directors who are employees of the Company, are eligible to receive options under the 1992 Stock Option Plan. No further shares are avaliable for grants of options under such plan. The Company also has a Discretionary Deferred Compensation Plan that remains in effect to provide supplemental noncash incentives including stock options to key managerial employees of the Company.

1995 INCENTIVE STOCK OPTION PLAN. Under the Plan, only ISOs to purchase shares of Class A Common Stock are available for grant. The Plan is to be administered by a Stock Option Committee composed of nonmanagement directors (currently, Messrs. Poole and Daniels). Under the Plan, the Committee has the authority to determine the employees to whom options will be granted, the number of shares covered by each option, the price per share specified in each option, the time or times at which options will be granted and the terms and provisions of the instruments by which options will be evidenced. An aggregate of 750,000 shares of Class A Common Stock are available for issurance under the Plan, subject to certain adjustments as set forth in the Plan. The closing price per share of Class A Common Stock on the NASDAQ National Market System on February 9, 1996 was $10 3/8. The Plan permits the granting of ISOs to employees at an exercise price not less than the fair market value of the Class A Common Stock on the date of grant (or 110% of the fair market value in the case of ISOs granted to employees holding more than 10% of the voting stock of the Company). Under the Plan, the aggregate fair market value of the shares for which a recipient's ISO becomes exercisable for the first time during any calendar year may not exceed $100,000. The term of each ISO cannot exceed ten years from the date of grant (or five years for options granted to employees holding 10% or more of the voting stock of the Company). Options become exercisable in such installments and at such times as the Stock Option Committee may determine. Options may not be assigned or transferred except by will or by operation of the laws of descent and distribution. Unless terminated sooner, the Plan will terminate on September 6, 2005. All employees of the Company, including officers and directors who are also employees, are eligible to receive options under the Plan. The Company currently has approximately 170 employees. The maximum number of shares of Class A Common Stock subject to options which may be granted under the Plan to an employee who is also a director is 100,000 shares or 350,000 in the aggregate for all such management directors.

Option holders seeking to exercise their option are to deliver to the Company a written exercise notice along with payment of the exercise price. Payment of the exercise price shall be in cash or shares of the Company's Class A or Class B Common Stock valued at fair market value at the time of exercise. The Stock Option Committee may permit the voluntary surrender of all or a portion of any option granted under the Plan to be conditioned upon the granting to the optionee of a new option for the same or different number of shares of Common Stock as the option surrendered, or may require such voluntary surrender as a condition to a grant of a new option to such optionee. Such new option shall be exercisable at the price, during the period, and in accordance with any other terms or conditions specified by the Committee at the time the new option is granted, all determined in accordance with the provisions of the Plan without regard to the price, period of exercise, or any other terms or conditions of the option surrendered.

The Board of Directors may make such changes in and additions to the Plan as it may deem proper and in the best interest of the Company; provided, however, that no such change or addition shall, without the consent of the optionee, impair any option theretofore granted under the Plan and provided further that, without the approval of the shareholders of the Company, (1) the total number of shares which may be purchased under the Plan shall not be increased except as provided in the Plan; (2) the option price shall not be reduced below the limits set forth in the Plan; (3) the option period with respect to any option shall not be extended beyond the maximum periods permitted by the Plan; (4) the class of employees eligible to receive the options shall not be varied; and (5) no such change or addition shall be made as shall cause any option issued or issuable under the Plan to fail to qualify as an incentive stock option.

The Company has the right at any time to reacquire and cancel, without the consent of the optionee, any outstanding option in consideration of the payment to the optionee of an amount equal to the difference between the option price and the fair market value (as of the date of reacquisition) of the shares subject to the option. The shares subject to a reacquired and canceled option for which such payment has been made shall not again be available for the grant of ISOs under the Plan.

The Company believes the supplemental and flexible noncash incentive compensation that is provided by the Plan will be necessary and useful in enabling the Company to attract and retain qualified executives and other employees who can make a material contribution to the Company's business endeavors.

PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES. The following is a general summary of the federal income tax consequences to the Company and the optionee of the issuance and exercise of ISOs.

Neither the grant nor the exercise of an ISO will have immediate tax consequence to an optionee or the Company. If an optionee exercises an ISO and does not dispose of the acquired stock within two years after the date of the grant of the option or within one year after the purchase of the stock by the optionee, the Company will not be entitled to a tax deduction, the optionee will realize no ordinary income and any gain or loss that is realized on a subsequent sale or taxable exchange of the stock will be treated as a long term capital gain or loss. The exercise of an ISO gives rise to alternative minimum taxable income that may subject the optionee to the alternative minimum tax.
If an optionee exercises an ISO and disposes of the acquired stock within two years after the date of the grant of the option or within one year after the date of the purchase of the stock by the optionee, the optionee will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized on the disposition over the option price. The Company will be entitled to a corresponding income tax deduction equal to the amount of ordinary income so recognized by the optionee. Further, if the amount realized on the disposition exceeds the fair market value of the stock on the date of exercise, the excess will be treated as a long or short term capital gain, depending on the holding period of the stock.

OPTIONS GRANTED UNDER THE PLAN. Subject to shareholder approval of the Plan, the Board has granted options to purchase an aggregate of 420,050 shares of Class A Common Stock at prices ranging from $10.875 to $11.965 per share to employees of the Company, including officers and directors who are employees.

                                NEW PLAN BENEFITS
                             BASE TEN SYSTEMS, INC.
                        1995 INCENTIVE STOCK OPTION PLAN



                                               DOLLAR             NUMBER OF
NAME                                          VALUE (1)           UNITS (2)
---------------------------------------       ---------           ---------

Myles M. Kranzler, President and
Chief Executive Officer                         5.156              25,000

Edward J. Klinsport, Executive Vice
President                                       7.479              25,000

Alan J. Eisenberg, Vice President               7.479              25,000

Richard J. Farrelly, Vice President             7.479              25,000

Frank W. Newdeck, Vice President                7.479              10,000

Executive Group                                  N/A               120,000

Non-Executive Director Group                     N/A                 N/A

Non-Executive Officer
Employee Group                                  7.479              300,050


(1) Dollar value is shown on a per-share basis, calculated using the Black-Scholes option pricing model adapted for use in valuing executive stock options. The options were granted October 16, 1995 and the valuation thereof assumes a standard deviation of return of the Company's Class A Common Stock of 6.0% and 6.2% used for five-year and ten-year respectively. All options were valued using volatility calculated over 180 trading days prior to date of grant, without discount for vesting and without shortening the expected life of the option. There is no assurance that the value realized will be at or near the values estimated by the Black-Scholes model, which are based on a number of arbitrary assumptions. The actual value, if any, an individual may realize will depend on the excess of the market price over the exercise price on the date the option is exercised.

(2)  Options to purchase Class A Common Stock.

REQUIRED VOTE. For purposes of voting on the Plan, a quorum shall be comprised of the presence in person or by proxy of holders of a majority of the voting power of the outstanding Class A Common Stock and the Class B Common Stock counted together as a single class. Each share of Class A Common Stock will be entitled to one-tenth (1/10) of one vote, and each share of Class B Common Stock will be entitled to one vote. Approval of the Plan requires the affirmative vote of the holders of a majority of the votes cast by holders of the Class A Common Stock and the Class B Common Stock represented in person or by proxy voting as a single class.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF THE CLASS A COMMON STOCK AND CLASS B COMMON STOCK VOTE TO APPROVE THE ADOPTION OF THE PLAN.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

STOCK OWNERSHIP

The following table sets forth information as of January 2, 1996 with respect to the Company's Common Stock beneficially owned, directly or indirectly, by each of the Company's directors, by each of the named executive officers set forth in the Summary Compensatoin Table and by all directors and executive officers as a group.

                                                                                          % OF VOTING
                                                                                          POWER
                                                                                          REPRESENTED
                                           SHARES OF COMMON           % OF                BY CLASS A       EXPIRATION OF
                                           STOCK BENEFICIALLY         OUTSTANDING         AND CLASS B      CURRENT TERM
NAME                                AGE    OWNED (1)                  SHARES OWNED (1)    COMBINED (2)     AS A DIRECTOR
---------------------------------  -----   ----------------------    ------------------  --------------  -----------------
Myles M. Kranzler (3)(4)            67     Class A  -     475,628              6.24%         15.91%             1996
                                           Class B  -     160,144             34.93

James A. Eby (3)(4)                 66     Class A  -     113,942              1.55           5.26              1996
                                           Class B  -      56,723             12.37

Edward J. Klinsport (3)(4)          48     Class A  -     167,486              2.26           1.92              1997
                                           Class B  -       7,136              1.54

Alan J. Eisenberg (3)(4)            54     Class A  -     135,146              1.83           1.15              1998
                                           Class B  -         283              0.06

Frank W. Newdeck (4)                50     Class A  -      34,480              0.47           0.29               N/A
                                           Class B  -          --                --

Richard G. Kandrac                  54     Class A  -      79,395              1.09           0.85               N/A
                                           Class B  -       2,395              0.52

Richard J. Farrelly                 64     Class A  -      56,520              0.77           0.48               N/A
                                           Class B  -          --                --

Donald M. Daniels                   64     Class A  -      10,000              0.14           0.08              1998
                                           Class B  -          --                --

Alexander M. Adelson(3)             61     Class A  -     369,416              4.90           3.05              1997
                                           Class B  -          --                --

Alan S. Poole                       68     Class A  -      10,000              0.14           0.08              1997
                                           Class B  -          --                --

Directors and executive officers           Class A  -   1,452,013             17.06          27.03
as a group (11 persons) (3)(4)             Class B  -     226,681             48.91


------------------

(1) Ownership of shares of Class A Common Stock reflected in the table includes shares issuable upon (a) conversion of Class B Common Stock, (b) exercise of options granted under the 1981 Incentive Stock Option Plan, 1992 Stock Option Plan, and Discretionary Deferred Compensation Plan, (c) conversion of Class B Common Stock issuable upon exercise of options granted under the 1981 Incentive Stock Option Plan, and (d) exercise of options granted under the 1995 Incentive Stock Option Plan which are exercisable over a three
     year period.   Ownership of Class B Common Stock reflected in the table
     includes shares issuable upon the exercise of options to purchase Class B Common Stock granted under the 1981 Incentive Stock Option Plan.

(2) Assumes exercises of options and warrants exercisable as of March 2, 1996, but not the conversion of Class B Common shares to Class A Common Stock.

(3) Includes as to (a) Mr. Kranzler, 50,100 and 62,823 shares of Class A and Class B Common Stock, respectively, owned by Mr. Kranzler's wife, (b) Mr. Eby, 1,669 and 532 shares of Class A and Class B Common Stock, respectively, owned by Mr. Eby's wife, (c) Mr. Klinsport, 10 and 10,600 shares of Class A Common Stock and options to purchase Class A Common Stock, respectively, owned by Mr. Klinsport's wife, (d) Mr. Eisenberg, 1,700 shares of Class A Common Stock and 283 shares of Class B Common Stock owned by the wife and adult children of Mr. Eisenberg and (e) Mr. Adelson, 297,000 shares of Class A Common Stock issuable upon exercise of options and warrants granted or sold to Mr. Adelson pursuant to his consulting agreement with the Company.

(4) Includes as to (a) Mr. Kranzler, 221,823 shares; (b) Mr. Eby, 50,549 shares; (c) Mr. Klinsport, 160,340 and 4,946 shares, (d) Mr. Eisenberg, 133,163 shares; (e) Mr. Newdeck, 34,480 shares; and (f) all directors and executive officers as a group, 1,041,345 and 4,946, shares of Class A Common Stock and Class B Common Stock, respectively, issuable upon the exercise of options or warrants.

BENEFICIAL OWNERSHIP REPORTING

Based on a review of reporting forms filed with the Securities and Exchange Commission by officers and directors of the Company, and persons beneficially owning more than 10% of any class of common stock of the Company, none of such officers, directors of Base Ten or holders of more then 10% failed to file any such required reports on a timely basis during fiscal 1995.

BIOGRAPHICAL INFORMATION

Biographical information about the Company's executive officers and directors is set forth below.

MR. KRANZLER has been Chairman of the Board, President and Chief Executive Officer of Base Ten since the Company's inception in 1966.

MR. EBY has been a director and Chief Engineer of the Company since February 1966. He became a Vice President in 1974 and a Senior Vice President in 1982.

MR. KLINSPORT has been the Chief Financial Officer of the Company since 1978. He became President of the Company's Government Technology Division in November 1994 and has served as Executive Vice President of the Company since October 1992. He was elected a director of the Company in December 1985.

MR. EISENBERG has been employed by the Company since 1980 and became President of the Company's Medical Technology Division in November 1994. He has been a Vice President of the Company since 1983 and is responsible for the Company's software activities. Mr. Eisenberg was elected a director of the Company in August 1992.

MR. NEWDECK has been employed by the Company since 1990 and became a Vice President in 1991, with responsibilities in the Company's Government Technology Division. Prior to joining the Company, Mr. Newdeck was General Manager of the Network and Information Security Division of Unisys Corporation.

MR. KANDRAC has been employed by the Company since 1969 and became a Vice President in 1983, responsible for manufacturing and purchasing.

MR. FARRELLY has been employed by the Company since June 1988 and became a Vice President in June 1992, responsible for corporate development. Mr. Farrelly was formerly General Manager of the Reentry Systems Division of General Electric Aerospace Company.

MR. DANIELS has been the Chief Executive Officer of The Daniels Group, a consulting firm, since April 1991. Mr. Daniels was employed from 1949 to 1991 at Blue Cross/Blue Shield of New Jersey, where he served as Chairman and Chief Executive Officer from 1987 to 1991. He was elected a director of the Company in August 1992.

MR. ADELSON has served as a director of Base Ten since August 1992. Since 1974 he has been the Chief Executive Officer of RTS Research Labs Inc., a consulting company concentrating in high technology fields. From 1977 to 1989, Mr. Adelson was Chief Technical Consultant with Symbol Technologies, Inc. Since February 1992, Mr. Adelson has been providing consulting services to Base Ten under a consulting agreement with the Company. Additional information regarding the consulting agreement is set forth below under "Compensation Committee Interlocks and Insider Participation."

MR. POOLE has served as a director of Base Ten since March 1994. Since 1960, he has held executive positions with Johnson & Johnson, including Vice President of Ortho Diagnostics, Inc. from 1975 through 1982 and International Vice President of Johnson & Johnson Pharmaceutica in Belgium for the last ten years, responsible for the Janssen Companies in various countries. Mr. Poole is a member of the California Bar.

COMMITTEES OF THE BOARD

The Company has an Audit Committee consisting of Messrs. Adelson and Poole, who are directors of the Company, and Owen B. Freeman, Chairman of the Board of Commonwealth State Bank and Penncore Financial Services Corp. This Committee had one meeting in the fiscal year ended October 31, 1995. The Committee's purpose is to confer with the Company's independent auditor, Deloitte & Touche, LLP, and its Chief Financial Officer to evaluate the financial controls and practices of Base Ten and the plans for and results of the audit engagement.

The Company has a Compensation Committee presently consisting of all the members of the Board except Mr. Kranzler. This Committee had two meetings in the 1995 fiscal year. The function of the Compensation Committee is to establish the compensation and benefits of all employees of the Company, including its officers.

The Company has a Stock Option Committee comprised of Messrs. Daniels and Poole. This Committee met three times in the 1995 fiscal year. This Committee's purpose is to administer the Company's 1981 Incentive Stock Option Plan, 1992 Stock Option Plan, Discretionary Deferred Compensation Plan and the 1995 Incentive Stock Option Plan.

The Company has a Finance Committee consisting of Messrs. Kranzler, Klinsport, Adelson and Bruce D. Cowen, a consultant to the Company. The purpose of the Committee is to explore various financial alternatives relating to improved fiscal performance. The Committee met four times during the 1995 fiscal year.

The Board held five meetings during the 1995 fiscal year. Each member of the Board participated in at least 80% of all board and applicable committee meetings held during the period for which he was a director or committee member. The Company does not have a nominating committee.

DIRECTORS' COMPENSATION

Directors who are not also officers, with the exception of Messrs. Adelson and Daniels, are paid a per meeting fee for services as a member of the Board. Mr. Poole received $500 per meeting, as nonmanagement director fees during fiscal 1995. Mr. Adelson is not paid for his services as a director, and directors who are also officers do not receive separate remuneration for their services as a director. In April 1995, Messrs. Daniels and Poole received options to purchase 10,000 shares of Class A Common Stock at the prevailing market price of $7.8125 as compensation for their services as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Company's Compensation Committee consisted in fiscal year 1995 of all of the members of the Board except Mr. Kranzler. Of these members, Messrs. Eby, Klinsport and Eisenberg are officers of the Company, and Mr. Adelson rendered consulting services to the Company pursuant to a consulting agreement described below.

Mr. Adelson has a consulting agreement with the Company (the "Consulting Agreement") under which he renders consulting services other than as a director. Under the Consulting Agreement, Mr. Adelson transferred to Base Ten intellectual property relating to radio tag technology and is required to provide various services, including consulting on the Company's business, technical, marketing and related strategies, preparation of business plans and other specialized services that the Company may request from time to time. In addition, Mr. Adelson is required to assist in presenting Base Ten to the investment community and selecting between various strategic alternatives to enhance long term financial performance by means such as providing guidance and participating in presentations, public relations and market research. Mr. Adelson is required to perform services under the agreement for at least 150 days per year, including 35 days at the Company's corporate headquarters.

The Company granted Mr. Adelson a five-year non-transferable option to purchase 36,000 shares of the Company's Class A Common Stock at $4.00 per share (the market price on the date of grant) as compensation under the Consulting
Agreement.   In April 1995 the Consulting Agreement was renewed for a three year period. At renewal the Company granted Mr. Adelson a five-year non-transferrable option to purchase 36,000 shares of the Company's Class A Common Stock at $7.8750 per share (the market price on the date of grant) as compensation and provides for consulting fees of $50,000 on each of May 30, 1995, March 16, 1996, March 15, 1997 and monthly payments of $10,000 in August 1995 and $15,000 monthly from September 1995 through May 31, 1997. Mr. Adelson is also entitled to 2 1/2% of the Company's net proceeds from sales of radio tag devices incorporating technology supplied by him. For services relating to the Company's Series A Rights (which expired November 9, 1992), Mr. Adelson received a five-year warrant to purchase 100,000 shares of the Company's Class A Common Stock at an exercise price of $3.00 and a five-year warrant to purchase 125,000 shares of the Company's Class A Common Stock at an exercise price of $5.00 per share, exercisable as of May 1, 1995. The full amounts paid to Mr. Adelson pursuant to the Consulting Agreement (excluding expenses) in fiscal 1995 and 1994 were $207,000 and $174,000, respectively.

In addition, Messrs. Adelson and Cowen are entitled to receive a success fee which would be earned for any acquisition or equity financing which they initiate and complete. The fee is based on the size and success of such project and would be payable as a combination of warrants and cash consideration. The warrant portion of any acquisition fee would be determined on the basis of one warrant for each $100 of annual revenues of the acquired entity averaged over the two years preceding and estimated for the one year succeeding the acquisition, multiplied by a factor equal to such average annual revenues divided by the acquisition consideration paid by the Company. The cash component would be equal to 3% of any pretax profits earned by the acquired entity over the three years following the acquisition plus 1% of the acquisition consideration paid by the Company. In connection with any equity financing, the success fee would be a cash component of 2% of the face value of the offering and one warrant for each $100 of the face value of the offering, determined before expenses and underwriting fees. Any success fee earned would be shared by Messrs. Adelson and Cowen. (See "Certain Transactions.")

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The Summary Compensation Table set forth below shows certain compensation information for the Company's chief executive officer and the four other most highly compensated executive officers for services rendered
in all capacities during the fiscal years ended 1995, 1994 and 1993.   This
information includes the dollar value of base salaries, bonus awards and long term incentive plan payouts, the number of stock options granted, and certain other compensation, if any, whether paid or deferred.


                                                     SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                             -------------------                 ----------------------


                                                                   AWARDS
                                                        -----------------------------
                                                                         SECURITIES
                                                        RESTRICTED       UNDERLYING
NAME  AND                                               OTHER ANNUAL     STOCK          OPTIONS/     ALL OTHER
PRINCIPAL POSITION       YEAR   SALARY      BONUS       COMPENSATION     AWARD(S)       SARs         COMPENSATION
----------------------   -----  --------    -------    ---------------   ------------   ---------    -----------------
Myles M. Kranzler,       1995   $123,310        --            --              --           25,000        $42,308 (1)
President and Chief      1994     52,000    $9,000            --              --           21,000             --
Executive Officer        1993    139,800    31,700            --              --          140,000             --

James A. Eby,            1995    108,751     1,584            --              --               --         36,044 (1)
Sr. Vice President,      1994    161,000     4,376            --              --           29,460          4,201 (2)
Engineering              1993    161,000    13,739            --              --               --          5,329 (2)

Edward J. Klinsport,     1995    105,002        --            --              --           30,000         39,363 (1)
Executive Vice           1994    164,000     3,310            --              --           44,740          4,523 (2)
President                1993    164,000    17,431            --              --               --          4,149 (2)

Alan J. Eisenberg,       1995    103,386        --            --              --           30,000         33,183 (1)
Vice President           1994    148,000     6,670            --              --           43,280             --
                         1993    148,000    10,000            --              --               --             --

Frank W. Newdeck,        1995    101,993     4,620            --              --           15,000             --
Vice President           1994    128,000     7,120            --              --           19,480             --
                         1993    128,000    10,000            --              --               --             --

-----------------

     (1) Includes interest paid on balance on individuals' deferred compensation, vacation entitlement payout and commissions. As to (i) Mr. Kranzler, represents vacation entitlement; (ii) Mr. Eby, represents $32,295 vacation entitlement and the balance represents interest on deferred compensation; (iii) Mr. Klinsport, represents $35,769 vacation entitlement and the balance represents interest on deferred compensation; (iv) Mr. Eisenberg, represents $30,705 vacation entitlement and the balance represents commissions.

     (2)  Interest paid on individuals' deferred compensation.

OPTION/SAR GRANTS IN LAST FISCAL YEAR. The following table below shows information regarding grants of stock options made to the named executive officers during the fiscal year ended October 31, 1995. Grants were made under the Company's Discretionary Deferred Compensation Plan and, subject to shareholder approval, under the proposed 1995 Incentive Stock Option Plan.

The amounts shown for each of the named executive officers as potential realizable values are based on assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercises and common stockholdings are dependent on the future performance of the Company's Class A Common Stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                        OPTION/SAR GRANTS IN FISCAL 1995

                                                                                           POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF
                                                                                           STOCK PRICE
                        NUMBER OF         % OF TOTAL                                       APPRECIATION FOR
                        SECURITIES        OPTIONS/SARS                                     OPTION TERM
                        UNDERLYING        GRANTED TO                                       ------------------
                        OPTIONS/SARS      EMPLOYEES IN  EXERCISE OR BASE   EXPIRATION
NAME                    GRANTED (1)       FISCAL YEAR   PRICE ($/SH)       DATE              5%             10%
----                    -----------       -----------   ------------       ------            --             ---
Myles M. Kranzler       25,000               4.70%      $  11.965          10/15/00       $381,768       $481,744

James A. Eby                --               --            --              --                   --             --

Edward J. Klinsport      5,000               5.70%           8.50           2/27/05         69,228        110,234
                        25,000                             10.875          10/15/05        442,856        705,174

Alan J. Eisenberg        5,000               5.70%           8.50           2/27/05         69,228        110,234
                        25,000                             10.875          10/15/05        442,856        705,174

Frank W. Newdeck         5,000                2.8%           8.50           2/27/05         69,228        110,234
                        10,000                             10.875          10/15/05        177,142        282,069


-----------------
(1)  Class A Common Stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES. The following table summarizes for each of the named executive officers the number of stock options, if any, exercised during the fiscal year ended October 31, 1995, the aggregate dollar value realized upon exercise, the total number of securities underlying unexercised options, if any, held at October 31, 1995 and the aggregate dollar value of in-the-money, unexercised options, if any, held at October 31, 1995. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option. Value of unexercised, in-the-money options at fiscal year end is the difference between the exercise or base price and the fair market value of the underlying stock on October 31, 1995. On that date, the last sale prices of the Class A and Class B Common Stock were $11 5/8 and $11 1/2, respectively. The values in the column "Value of Unexercised In-The-Money Options/SARs at Fiscal Year End" have not been, and may never be, realized. The underlying options have not been, and may not be, exercised, and actual gains, if any, on exercise will depend upon the value of the underlying stock on the date of exercise. There can be no assurance that these values will be realized.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                           Number of Securities               Value of Unexercised
                                                           Underlying Unexercised             In-the-Money
                                                           Options/SARs at                    Options/SARs at
                          Shares                           FY-End                             FY-End
                          Acquired on   Value              ------------------------------     -----------------------------
Name                      Exercise      Realized           Exercisable      Unexercisable     Exercisable     Unexercisable
------                    --------      --------           -----------      -------------     -----------     -------------
Myles M. Kranzler
  Class A Common           35,000       $  231,000         189,623            32,200           $ 770,081          $52,020
  Class B Common             --                 --              --                --                  --               --

James A. Eby
  Class A Common           23,911           73,530          50,549                --             256,445               --
  Class B Common             --                 --              --                --                  --               --

Edward J. Klinsport
  Class A Common             --                 --         129,686            25,000             729,120           18,750
  Class B Common            5,000           31,875           4,946                --              42,041               --

Alan J. Eisenberg
  Class A Common            5,000           34,375         108,663            25,000             633,940           18,750
  Class B Common             --                 --              --                --                  --               --

Frank W. Newdeck
  Class A Common            3,000           16,125          24,480            10,000              78,834            7,500
  Class B Common             --                 --              --                --                  --               --


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS. Under their respective 1992 employment agreements, Messrs. Kranzler, Klinsport, Eby and Eisenberg (the "Key Employees") are entitled to their respective salaries and benefits to the date of their termination if they are terminated for cause or if they voluntarily terminate their employment prior to the expiration of the term of their agreement, which is twelve months, automatically extended one month at the end of each month thereafter and terminable (unless otherwise terminated) by either party on twelve month's notice. If terminated without cause, the Key Employee is entitled to his salary and benefits to the date of termination and a termination payment equal to the highest annual combination of his base salary plus any bonus paid to the Key Employee during the five fiscal years ending before the date of termination.
Mr. Eby's employment agreement has been amended as of September 1995 to provide that if he retires subsequent to November 1, 1996 he will receive a lump sum retirement benefit of $150,000 in lieu of any other compensation arrangement with the Company. If the Key Employee is also entitled to payment upon termination pursuant to the change in control agreement described below, the termination provisions of the change in control agreement prevail.

The Company has entered into change in control agreements with Messrs. Kranzler, Eisenberg and Klinsport. In September 1995, the Company gave notice of termination of the change in control agreement to Mr. Eby. The agreements provide that if, within three years after certain "changes of control" of the Company, the executive's employment with the Company is terminated by the Company other than for "cause," "death" or "disability" or by the executive for "good reason" (as defined in the change in control agreements), the executive will be entitled to receive, subject to certain limitations, a lump sum cash payment and hospital, medical and dental insurance benefits for three years following termination of employment, having an aggregate value equal to 2.99 times the total of average annual compensation and cost of employee benefits for the executive for the five years prior to the "change of control," subject to a maximum equal to the amount of the Company's permitted deduction under Section 280G of the Code. Each agreement is extended automatically from year to year unless the Company gives at least fifteen months' prior notice of its election not to extend the term.

REPORT OF COMMITTEE ON EXECUTIVE COMPENSATION. The Company's executive compensation program is designed to retain and fairly compensate its executives and to motivate them to maximize Base Ten's profitability. The compensation program consists of three key elements: a base salary, an annual incentive bonus and periodic grants of stock options.

Base Ten's compensation policies for its executive officers are administered by two committees of the Board. The Compensation Committee determines base salary and annual incentive bonuses, and the Stock Option Committee administers the Company's stock option plans.

BASE SALARY. Base salaries paid to executive officers, including the chief executive officer (the "CEO"), are established at the beginning of each fiscal year based upon the Compensation Committee's assessment of (i) the recommendations of the CEO on officers, other then himself, (ii) the nature of the position and responsibilities of the individual, (iii) the contribution, experience and relative importance of the executive officer to the Company, (iv) executive salaries at comparable public and private manufacturing companies (without survey or similar data, and because the Company's most direct competitors for executive talent are not the companies included in the industry index used to compare the Company's shareholder returns, without reference to salaries at those companies), and (v) the Company's financial performance and success in meeting its strategic plans. In making its determinations, the Compensation Committee does not assign any specific weight to any of the foregoing factors, but rather considers the entire mix of factors in the aggregate and makes a subjective determination of what it considers to be the appropriate salary level.

In fiscal 1995, the executive officers' base salaries were increased by percentages ranging from 6% to 24%, depending on the officer and his then current base salary. In establishing the base salary for the CEO and the other executive officers for fiscal 1995, the Committee considered management's progress in adjusting for the decline of the Company's traditional defense business and in emphasizing new commercial product development programs, particularly medical screening and pharmaceutical manufacturing execution software. Base salaries for the executive officers for fiscal 1995 are set forth in the Summary Compensation Table under the heading "Salary."

As part of its efforts to improve financial performance pending growth in revenue from the Company's Medical Technology Division, Base Ten implemented a cost reduction plan in fiscal 1995. Under the plan, each officer of the Company and its divisions worked for the minimum wage during a three month period beginning May 15, 1995. The top five executive officers other than the CEO received three year loans equal to their relinquished salary with interest at 6.5% annually. The CEO and the Presidents of the Company's two divisions continued to work for the minimum wage for the balance of the fiscal year and the two Presidents of the Company's divisions received loans for the additional relinquished salary, repayable from 1998 through 2001. All of the loans will be repayable either in cash or as an offset against future compensation. Depending upon the financial ability and performance of the Company, future compensation increases may reflect the salary foregone during fiscal 1995. Fiscal 1995 base salaries for the top five executive officers set forth in the Summary Compensation Table reflect these mid-year reductions.

ANNUAL BONUS. The annual incentive bonus portion of the Company's executive compensation program has been in effect in its present form since the beginning of fiscal 1992. Each executive officer, including the CEO, is eligible for an annual incentive bonus equal to a specified percentage of the Company's pre-tax profit, subject to minimum payments. The Committee believes that this favorably aligns the interests of management with the Company's shareholders by linking this portion of executive compensation directly with the Company's financial performance.

The particular percentage and minimum bonus awarded each executive officer including the CEO are established by the Compensation Committee at the beginning of each fiscal year based upon the Committee's assessment of (i) the factors employed to determine base salaries and (ii) the Compensation Committee's general view (determined without survey data) of the competitveness of the executive officer's total compensation, including both base salary and stock options. In making its determination, the Compensation Committee does not assign any specific weight to any of the foregoing factors, but rather subjectively considers the entire mix of factors in the aggregate. Accordingly, the annual incentive bonus awarded to an executive officer may vary from year to year. Annual incentive bonuses for fiscal 1995 were awarded only to two executive officers, set forth in the Summary Compensation Table under the heading "Bonus."

STOCK OPTIONS. Like annual incentive bonuses, awards of stock options to executive officers, including the CEO, are intended to align an officer's interests with shareholder returns and the Company's stock market performance. Options are granted from time to time, but not necessarily annually, by the Stock Option Committee based on its assessment of (i) the factors employed to determine annual incentive bonuses but without regard to cost containment considerations and (ii) the amount and terms of stock options already held by the executive officer. In making awards, the Stock Option Committee does not assign any specific weight to any of the foregoing factors, but rather considers the entire mix of factors in the aggregate. Stock Options granted to executive officers during fiscal 1995 are set forth in the Summary Compensation Table under the heading "Awards - Securities underlying Options/SARs" and in the above table captioned "Option/SARs Granted in Fiscal 1995."

CHIEF EXECUTIVE OFFICER.    In establishing the base salary for the CEO for
fiscal 1995, the Committee subjectively considered management's progress in adjusting for the decline of the Company's traditional defense business and in new commercial product development programs, particularly medical screening and pharmaceutical manufacturing execution software. To improve financial performance pending growth in revenue from the Company's Medical Technology Division and as part of the Company's fiscal 1995 cost reduction plan, the CEO worked for minimum wage from May 15, 1995 through the balance of the 1995 fiscal year.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code generally disallows a deduction to publicly traded companies to the extent of compensation in excess of $1.0 million paid to the chief executive officer or to any of the four other most highly compensated executive officers. Based on compensation levels at the Company, all such persons are significantly below such limit and accordingly the Compensation Committee has not been required to consider the impact of such limit.

          COMPENSATION COMMITTEE        STOCK OPTION COMMITTEE
          ----------------------        ----------------------
          James A. Eby                  Alan S. Poole
          Edward J. Klinsport           Donald M. Daniels
          Alan J. Eisenberg
          Alexander M. Adelson
          Alan S. Poole
          Donald M. Daniels

PERFORMANCE GRAPH. The following graph shows changes over the past five years in the value of $100 invested on November 1, 1990 in the Company's Class A Common Stock, the NASDAQ National Market System Index and MG Industry Group 403. MG Industry Group 403, Electronic Controls and Instruments, is published by Media General Financial Services, P.O. Box 85333, Richmond, Virginia 23293 and is accessible through publications such as Industriscope and computer data bases such as Dialog and Dow Jones News Retrieval. MG Industry Group 403 includes both the Company's Class A Common Stock and Class B Common Stock.

[GRAPH]

COMPANY               10/9     10/91     10/92     10/93     10/94     10/95

Base Ten Systs CLA    100.00   220.00    285.00    750.00    635.00    930.00

Industry Index        100.00   139.33    150.54    189.84    214.59    302.96

Broad Market          100.00   127.20    123.22    161.70    171.91    203.93


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of December 31,1995, the following shareholders were, to the knowledge of the Company, the only beneficial owners, other than directors, of more than five percent of the outstanding shares of the Company's Common Stock.


                           NAME AND ADDRESS OF            AMOUNT OF AND NATURE OF        PERCENTAGE
TITLE OF CLASS             BENEFICIAL OWNER               BENEFICIAL OWNERSHIP (1)       OF CLASS
--------------             ----------------               ------------------------       --------
Class B Common Stock       Mildred Kranzler                        62,823                  13.7% (2)
                           173 Rolling Hill Rd.
                           Skillman, NJ 08558

Class B Common Stock       Herzog, Heine, Geduld, Inc.             28,895                    6.3%
                           26 Broadway
                           New York, NY 10004

Class A Common Stock       Bruce D. Cowen                          606,250                   8.4%
                           117 Knob Hill Road
                           Glastonbury, CT 06033

Class B Common Stock       Bruce D. Cowen                          69,800                    15.2%
                           117 Knob Hill Road
                           Glastonbury, CT 06033


Class A Common Stock       Jesse L. Upchurch                      1,000,000                  13.8%
                           Upchurch Corporation
                           500 Main Street
                           Fort Worth, TX 76102

Class B Common Stock       Jesse L. Upchurch                       53,900                    11.8%


                                       16




                           Upchurch Corporation
                           500 Main Street
                           Fort Worth, TX 76102


-----------------

(1) Information in this table is based on Statements on Schedule 13D or 13G filed with the Securities and Exchange Commission.

(2) Mrs. Kranzler is the spouse of Myles M. Kranzler, Chairman of the Board, President and Chief Executive Officer of Base Ten and a nominee for reelection as a director. Excludes shares owned by Mr. Kranzler.

CERTAIN TRANSACTIONS

In October 1994, the Company completed a sale and leaseback of its headquarters and related real estate in Trenton, New Jersey with CKR Partners, L.L.C., an investment concern ("CKR"). The principals of CKR include Myles M. Kranzler, the Chairman of the Board and CEO of Base Ten, and Bruce D. Cowen, chairman of the Company's Finance Committee. See "Information Concerning Directors and Executive Officers." The Company received $3.6 million for the property, of which $550,000 was retained by CKR as a security deposit due at the end of the 15-year lease term. The lease provides for annual rent of $560,000 for the first five years, $615,00 for the second five years and $690,00 for the last five years, with the Company retaining a repurchase option at amounts declining to $3.5 million during the last five years of the lease. The Company received an opinion from The Talman Realty Group, independent financial advisors, that the terms of the transaction were fair to the Company and its shareholders from a financial point of view. Proceeds from the transaction were applied by Base Ten primarily to prepay its mortgage debt of approximately $2.8 million on the property.

Base Ten maintains a consulting arrangement and success fee agreement with Alexander M. Adelson, a director of Base Ten. See "Compensation Committee Interlocks and Insider Participation" above.

Messrs. Klinsport and Eisenberg, the Presidents of the Company's two divisions, each have loans outstanding from the Company in the amount of $66,800 and $78,140, respectively. The loans are for three years equal to relinquished salary during the year, with interest at 6.5% annually. See "Report of Committee on Executive Compensation" above.

The Company has two agreements with Mr. Cowen, who is chairman of the Company's finance committee and a consultant to the Company. The first agreement is for one year ending March, 1996 calling for quarterly payments of $25,000 plus 20,000 options on Class A Common Stock. In addition he is reimbursed for normal expenses. Mr. Cowen's duties include financial consulting services and other specialized services requested by the Company. Under the second agreement, Mr. Cowen would be entitled to receive a success fee for any acquisition or equity financing achieved by the Company which Messrs. Cowen and Adelson initiated and completed during the term of the agreement, which can be modified or terminated at the discretion of the Company. The fee is based upon the size and success of such project and is payable in a combination of cash and warrants. See "Compensation Committee Interlocks and Insider Participation" above for a description of such success fee arrangement.

It is the Company's policy to structure any transactions between Base Ten and its officers, directors, principal shareholders or other affiliates on terms no less favorable to the Company than terms that could be obtained on an arm's length basis from unrelated parties and only upon approval by a majority of the Company's independent and disinterested directors.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
The Board of Directors has designated Deloitte & Touche, LLP, independent certified public accountants, as the Company's auditors for the 1996 fiscal year. This firm, the successor of Touche Ross & Co., has been the Company's auditors for many years, will be represented at the shareholders' meeting, may make a statement if it desires to do so, and is expected to respond to appropriate questions.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

SHAREHOLDER PROPOSALS

SHAREHOLDERS, UPON WRITTEN REQUEST TO THE SECRETARY OF BASE TEN SYSTEMS, INC., ONE ELECTRONICS DRIVE, P.O. BOX 3151, TRENTON, NJ 08619, MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S FISCAL YEAR ENDED OCTOBER 31, 1995.

Any shareholder proposals meeting the requirements of the Securities and Exchange Commission proxy rules and intended to be included in proxy material for consideration at the Company's 1997 Annual Meeting of Shareholders, must be received by the Secretary of the Company not later than October 18, 1996.

By order of the Board of Directors,




EDWARD J. KLINSPORT,
Executive Vice President and
Secretary
February 16, 1996

                                                                      Appendix A



                        1995 INCENTIVE STOCK OPTION PLAN
                                       OF
                             BASE TEN SYSTEMS, INC.

          1. DEFINITIONS. As used herein, unless the context otherwise requires, "Board of Directors" means the Board of Directors of Base Ten Systems, Inc.; "Code" means the Internal Revenue Code of 1986, as amended from time to time; " Committee" means the Stock Option Committee of the Board of Directors; "Company" means Base Ten Systems, Inc.; "employees" means officers and other employees of the Company and its subsidiaries, but excludes the members of the Board of Directors who are not also employees of the Company or any of its subsidiaries; "fair market value" means fair market value as determined by, or in a manner prescribed by, the Committee; "Common Stock" means Class A Common Stock of the Company, par value $1.00 per share; "incentive stock option" means an option which qualifies as an incentive stock option under Section 422 of the Code; "Plan" means this plan, which is known as the 1995 Incentive Stock Option Plan of Base Ten Systems, Inc.; "subsidiary" includes each corporation which is and only for such period as it is, a subsidiary corporation of the Company (within the meaning of Section 424(f) of the Code), whether now owned or hereafter acquired.

          2. PURPOSE. The purpose of the Plan is to provide an incentive, in the form of a proprietary interest in the Company, to employees who are in a position to contribute materially to the successful operation of the business of the Company or its subsidiaries, to increase their interest in the Company's welfare, and to provide a means through which the Company can attract and retain employees of outstanding abilities. It is intended that the foregoing purpose will be achieved through the granting of options, as provided herein, each of which is intended to qualify as an incentive stock option.

          3. PERIOD OF THE PLAN. The Plan has been adopted by the Board of Directors on September 6, 1995. The Plan shall expire on September 6, 2005 after which date no options may be granted under the Plan; provided however, that, subject to the limitation on exercisability contained in paragraphs 8 and 9 of the Plan, any option granted under the Plan prior to such date may continue to be exercised by the holder thereof after such date until such time as the option expires by its terms.

          4. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee which shall be composed of not fewer than two members of the Board of Directors to be appointed from time to time by such Board, which committee members shall be "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. In addition to such other authority which is granted to the Committee under the Plan, the Committee shall have the authority to (a) establish the terms and conditions of each option, (b) approve the form of instrument by which each option is granted, (c) adopt rules and regulations necessary or advisable for the administration of the Plan and (d) interpret and construe provisions of the Plan and of each option granted. The maximum number of shares of Common Stock subject to stock options which may be granted under the Plan to an employee who is also a director of the Company shall be 100,000, and shall be 350,000 to all such management directors as a group. The actions taken by the Committee pursuant to the foregoing authority shall be final and conclusive; provided, however, that the Committee shall exercise such authority and shall administer the Plan in a manner consistent with the provisions of the Plan and with the qualification of each such option as an incentive stock option. Notwithstanding the provision contained in the preceding sentence, the Committee shall not be required to prohibit disqualifying dispositions (within the meaning of Section 422(c)(2) of the Code) of shares of stock acquired pursuant to the exercise of options under the Plan.

          5. SHARES OF STOCK SUBJECT TO THE PLAN. The stock that may be issued and sold pursuant to options granted under the Plan shall not exceed, in the aggregate, 750,000 shares of Class A Common Stock, subject to adjustment as provided in paragraph 18 of the Plan. Such shares may be authorized and unissued shares, or shares purchased or to be purchased by the Company. Any shares of stock subject to an option under the Plan which for any reason expires or is terminated unexercised as to such shares, or reacquired by the Company under paragraph 13(a) of the Plan without payment therefor to the optionee, may not again be subject to an option under the Plan.

          6. ELIGIBILITY. Options shall be granted under the Plan only to employees designated by the Committee.

          7. OPTION PRICE. The purchase price under each option shall be not less than the fair market value of the shares of stock subject to the option at the time of the grant thereof.

          8. PERIOD OF OPTION. Except as otherwise provided in paragraph 9 of the Plan, the option period for each option shall be fixed in each case by the Committee in its discretion, subject only to the limitation that, by its terms, no option shall be exercisable after the expiration of 10 years from the date the option is granted.

          9. OPTIONS GRANTED TO 10 PERCENT STOCKHOLDERS. An option may be granted under the Plan to an employee who, at the time such option is granted, owns (within the meaning of Section 422(b)(6) of the Code, including the applicable attribution provisions of the code) stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent corporation or subsidiaries of the Company, only if (i) at the time such option is granted, the purchase price under such option is not less than 110 percent of the fair market value of the shares of stock subject to such option, and (ii) such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

          10. NUMBER OF SHARES SUBJECT TO AN OPTION. The number of shares of stock subject to each option under the Plan shall be determined in each case by the Committee in its discretion, subject to the limitations inherent in paragraph 5 of the Plan and subject to the further limitation that no option may be granted to an employee if, as the result of such grant, the aggregate fair market value (determined at the time each option was granted) of the shares of stock with respect to which incentive stock options are exercisable for the first time by such employee during any calendar year (under all such plans of the Company and any parent and subsidiary) shall exceed one hundred thousand dollars ($100,000).

          11. CONDITION TO EXERCISE OF OPTION. Any exercise of all or any portion of an option granted under the Plan shall be contingent on the following condition existing at the time of exercise: the optionee shall have been an employee of the Company or any subsidiary during the entire period beginning on the date of the granting of the option being exercised, and ending on a day no more than three months before the date of such exercise (excluding in each case breaks in employment due to military leave or sick leave which are approved by the committee); provided, however, in the case of an employee who is disabled (within the meaning of Section 22(e)(3) of the Code), such period of continuous employment may end on a day no more than one year before the date of exercise.

          12. MANNER OF EXERCISE OF OPTION. Any option granted pursuant to the Plan may be exercised only in the following manner:

          (a) the optionee (or any person entitled to exercise pursuant to paragraph 17 of the Plan) shall deliver to the Company a signed statement of exercise, accompanied, if then required by the Committee, by a representation that at the time of such exercise it is his then intention to acquire the shares then being purchased for investment and for resale; and

          (b) accompanying such statement of exercise shall be either (i) cash or check drawn on a bank and payable to the order of the Company in an amount equal to the full purchase price under the option of the shares of stock then being purchased or (ii) certificates representing such number of shares of the Class A or Class B Common Stock of the Company as shall have, at the time of exercise, a fair market value equal to the full purchase price under the option of the shares of stock being purchased, which certificates shall be duly endorsed or accompanied by duly executed stock powers transferring such shares to the Company.

          13.  REACQUISITION, REPLACEMENT AND REISSUANCE OF OPTIONS.

          (a) The Committee, with or without the consent of the optionee, may at any time cause the Company to reacquire and cancel any outstanding and unexercised option, or any portion thereof. In such event, the company shall pay to such Optionee an amount in cash equal to the excess (if any) of (i) the fair market value of the shares of stock subject to such option, or portion thereof, at the time of reacquisition, over (ii) the option price of such option, or portion thereof. The Company may withhold from any such payment applicable taxes and other amounts. The shares of stock subject to such option, or portion thereof, reacquired and canceled in consideration for a cash payment to an optionee shall not again be available for option under the Plan. In the event that the exercise price of such option, or portion thereof, exceeds the fair market value of the shares of stock subject to such option, or portion thereof, at the time of reacquisition, such option may be reacquired and canceled by the Company without payment therefor. The shares of stock subject to such option, or portion thereof, reacquired and canceled without payment therefor to the optionee, may not again be subject to an option under the Plan.

          (b) The Committee may permit the voluntary surrender of all or a portion of any option granted under the Plan to be conditioned upon the granting to the optionee of a new option for the same or different number of shares of Common Stock as the option surrendered, or may require such voluntary surrender as a condition to a grant of a new option to such optionee. Such new option shall be exercisable at the price, during the period, and in accordance with any other terms or conditions specified by the Committee at the time the new option is granted, all determined in accordance with the provisions of the Plan without regard to the price, period of exercise, or any other terms or conditions of the option surrendered.

          14. INTEREST PRIOR TO ISSUANCE OF SHARES. No optionee or his legal representative, legatees, or distributees, as the case may be, will be, or will be deemed to be, a holder of any shares of stock subject to an option unless and until certificates for such shares are issued to him or them pursuant to the exercise of an option granted under the Plan.

          15. NON-TRANSFERABILITY OF OPTION. No option granted to an employee pursuant to the Plan shall be transferable by him otherwise than by will or by the laws of descent and distribution, and such option shall be exercisable during his lifetime only by him.

          16. TERMINATION OF EMPLOYMENT. Except as otherwise provided in paragraph 17 of the Plan, if an optionee shall cease to be an employee of the Company or any subsidiary for any reason whatever (other than death) any unexercised portion of his option shall terminate; provided, however, he may, but only within three months after the cessation of employment, or, in the case of an employee who is disabled (within the meaning of Section 22(e)(3) of the Code), within one year after the cessation of employment, exercise his option to the extent that he was entitled to exercise it as of the date of such cessation of employment. The Plan will not confer upon any optionee or his representative any right with respect to continuance of employment by the Company or any subsidiary, nor will it interfere in any way with his right, or the right of the Company or such subsidiary, to terminate his employment at any time. Absence on military or sick leave, approved by the Committee, shall not be considered an interruption of employment for any purpose under the Plan.

          17. DEATH OF OPTIONEE. In the event of the death of an optionee while employed with the Company or any subsidiary, or within three months after termination of such employment, and prior to the complete exercise of any option granted to him pursuant to the Plan, such option shall be exercisable only prior to the expiration of the term of the option or within the period of three months next succeeding his death, which ever shall first occur and then only (i) by his estate or by or on behalf of such person or persons to whom the optionee's rights under the option shall have passed by the optionee's will or by the laws of descent and distribution, and (ii) if and only to the extent that he was entitled to exercise the option at the date of his death.

          18. DILUTION OR OTHER ADJUSTMENTS. In the event that there is any change in the stock subject to being optioned under the Plan or to options granted under the Plan, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or combination, the Board of Directors shall make such adjustments in the aggregate number of shares of stock subject to the Plan and the number of shares of stock and price per share subject to outstanding options in order to prevent dilution or enlargement of shares of stock subject to the Plan and of option rights.

          19. EXPIRATION AND TERMINATION OF THE PLAN. Options may be granted under the Plan at any time, or from time to time, as long as the total number of shares of Common Stock optioned or purchased under this Plan does not exceed 750,000 shares subject to adjustment as provided in paragraph 18 of the Plan. The Plan may be terminated at any time by the Board of Directors except with respect to any options then outstanding under the Plan.

          20. RESERVATION OF STOCK. So long as the Plan is in effect the Company shall reserve and keep available such number of shares of its Common Stock as will be sufficient to satisfy all options which may be granted under the Plan and shall pay all original issue taxes required by the issue of any Company stock or the exercise of any such option and all other fees and expenses necessarily incurred by the Company in connection therewith.

          21. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of its Common Stock pursuant to options granted under this Plan shall be used for the Company's general corporate purposes.

          22. AMENDMENT OF THE PLAN. The Board of Directors of the Company may make such changes in and additions to the Plan as it may be proper, and in the best interest of the Company; provided, however, that no such change or addition shall, without the consent of the optionee, impair any option theretofore granted under the Plan and provided further that, without such approval of the shareholders of the Company as may be required under applicable law for the approval of a stock option plan, (1) the total number of shares which may be purchased under the Plan shall not be increased except as provided in paragraph 18 of the Plan; (2) the option price shall not be reduced below the limits set forth in paragraphs 7 and 9 of the Plan; (3) the option period with respect to any option shall not be extended beyond the maximum periods permitted by paragraphs 8 and 9 of the Plan; (4) the class of employees eligible to receive the options shall not be varied; and (5) no such change or addition shall be made as shall cause any option issued or issuable under the Plan to fail to qualify as an incentive stock option.

CLASS A                      BASE TEN SYSTEMS, INC.                      CLASS A

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
              FOR THE ANNUAL MEETING OF SHAREHOLDERS MARCH 26, 1996

     The undersigned hereby constitutes and appoints EDWARD J. KLINSPORT and ALAN J. EISENBERG, and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Base Ten Systems, Inc. to be held at Four Seasons Hotel, 57 East 57th St., New York City, NY 10022 on Tuesday, March 26, 1996, and at any adjournments thereof, on all matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED BY THE PERSONS NAMED ABOVE AS PROXIES UNLESS YOU SIGN AND RETURN THIS CARD.

                  (continued, and to be signed on other side)      SEE REVERSE
                                                                       SIDE

/ X / Please mark your
      votes as in this
      example.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTOR AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

              FOR   WITHHELD                                                                        FOR    AGAINST   ABSTAIN
1. Election   / /     / /     Nominee: Myles M. Kranzler  2. To authorize, approve and adopt the    / /      / /       / /
   of                                                        Base Ten Systems, Inc. 1995 Incentive
   Director:                                                 Stock Option Plan as recommended
                                                             by the Board of Directors, to become
For, except vote withheld from the following nominee:        effective on the date shareholder approval is obtained.


                                                          THE SIGNER HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN BY THE
                                                          SIGNER TO VOTE AT SAID MEETING OR ANY ADJOURNMENT THEREOF.

-------------------------------------------------


SIGNATURE(s)                                                                 DATE
            ---------------------------------------------------------------       ----------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


CLASS B                      BASE TEN SYSTEMS, INC.                      CLASS B

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
              FOR THE ANNUAL MEETING OF SHAREHOLDERS MARCH 26, 1996

   The undersigned hereby constitutes and appoints EDWARD J. KLINSPORT and ALAN
J. EISENBERG, and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Base Ten Systems, Inc. to be held at Four Seasons Hotel, 57 East 57th St., New York City, NY 10022 on Tuesday, March 26, 1996, and at any adjournments thereof, on all matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED BY THE PERSONS NAMED ABOVE AS PROXIES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                     SEE REVERSE
                   (continued, and to be signed on other side)            SIDE

/X/ PLEASE MARK YOUR
    VOTE AS IN THIS
    EXAMPLE


  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

Only holders of Class A Common Stock will vote on Proposal 1, for the election of a director.

                                                         FOR   AGAINST   ABSTAIN
2. To authorize, approve and adopt the Base Ten Systems, / /     / /       / /
   Inc. 1995 Incentive Stock Option Plan as recommended by the Board of Directors, to become effective on the date shareholder approval is obtained.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.





SIGNATURE(s):_________________________________________________  DATE __________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.